Exhibit 10.a

Last Reviewed June 23, 2016

TWIN DISC, INCORPORATED

DIRECTOR TENURE AND RETIREMENT POLICY

This Director Tenure and Retirement Policy of Twin Disc, Incorporated (the “Corporation”) replaces all prior tenure and retirement policies and is effective January 21, 2011. Such prior policies shall remain applicable only to previously retired Directors. This policy shall be reviewed periodically by the Directors’ Nominating and Governance Committee (the “Committee”), and any proposed changes shall be subject to approval of the full Board of Directors (the “Board”).

1. Director Independence. The Corporation requires that each of the Board’s outside Directors be and remain for his/her entire tenure independent from any conflicts of interest in representing the interests of the shareholders. Accordingly, no outside Director shall be elected or nominated for election to the Board if such person, a member of such person’s family or his/her employer has a material or significant business relationship with the Corporation, its affiliates or major suppliers. The Committee will review and confirm on an annual basis the independence of the outside Directors, pursuant to the applicable standards then in effect.

2. Director Tenure. No outside Director or candidate shall be considered or allowed to stand for election to the Board if he/she shall have reached 72 years of age at the time of such election.

Any outside Director whose employment status materially changes, through retirement or otherwise, may, subject to Committee review, remain on the Board until his/her current term expires and, provided he/she has not reached 72 years of age upon expiration of his/her current term, will be eligible for nomination for election to one or more additional three-year term(s).

Any inside Director whose employment by this Corporation terminates for any reason is expected to resign from the Board effective as of the commencement of the next regular or special meeting of the Board following said termination. However, any Director who retires from the Corporation as its Chief Executive Officer may remain on the Board until his/her current term expires and will be eligible, for nomination for election to one or more additional three-year term(s).

3. Director Retirement. Provided that he/she serves at least one complete three-year term, an outside Director who retires from the Board, resigns from the Board, or decides not to stand for re-election to the Board (i.e. reaches “retirement”) shall be entitled to annual retirement pay equal to the cash portion of the annual Director’s retainer (exclusive of any committee chair fees) last paid to the Director prior to his/her retirement.

Retirement payments shall be payable quarterly, between the first and fifteenth days of each December, March, June and September (commencing on the first such quarterly date following the effective date of retirement), and shall continue for the number of quarters equivalent to the period of his/her service as a Director or until his/her death, whichever occurs first.